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                                 EXHIBIT  99.1

                                           [LOGO] ARAMARK

 NEWS
RELEASE
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              ARAMARK ANNOUNCES AGREEMENT TO SELL RED SOX LIMITED
                             PARTNERSHIP INTERESTS


PHILADELPHIA - Jan. 18, 2002 - ARAMARK (NYSE:RMK), a world leader in managed services, today announced that it has entered into an agreement to sell its interests in the Boston Red Sox Baseball Club and a related entity, which controls rights to broadcast Red Sox games, to New England Sports Ventures LLC. Upon completion of the transaction, which is expected to occur in February, ARAMARK expects to record a pre-tax gain of approximately $40 million with after-tax cash proceeds of approximately $50 million.

The transaction is conditioned upon the concurrent sale by the Jean R. Yawkey Trust under a separate agreement of its general and limited partnership interests in the Red Sox to New England Sports Ventures.

About ARAMARK
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ARAMARK is a $9 billion world leader in providing managed services - including food, facility and other support services, uniform and career apparel, and childcare and early education. ARAMARK has leadership positions serving the business, education, healthcare, government, sports, entertainment and recreation sectors. The company, headquartered in Philadelphia, has approximately 200,000 employees serving customers in 17 countries.

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Contacts:

Media Relations:                                       Investor Relations:

GailForce Communications                               ARAMARK
Christopher Hardwick, 215-238-7104                     Ted Hill, 215-238-3361
Chardwick@gailforceinc.com                             Hill-ted@aramark.com
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